EXHIBIT 10.1

PAYMENT AND GENERAL RELEASE AGREEMENT

This PAYMENT AND RELEASE AGREEMENT (the “Release Agreement”), as of April 10, 2003 (the “Effective Date”), is entered into by and between IFX CORPORATION (the “Company”), a Delaware corporation, and MR. JOEL EIDELSTEIN (the “Employee”) (collectively, the “Parties” and each a “Party”).

W I  T N E S S E T H:

WHEREAS, the Parties entered into that certain Employment Agreement dated as of October 31, 2002 (the “Employment Agreement”; capitalized terms used but not defined herein shall have the meaning given to them in the Employment Agreement), whereby the Company retained the services of the Employee to, amongst other things, serve as its President (the “Services”); and

WHEREAS, the Parties agree that the Employment Agreement has been terminated pursuant to Section 2.5(d) of the Employment Agreement;

WHEREAS, in recognition for past Services by the Employee and in satisfaction of any obligations that Company has under the Employment Agreement, Company desires to make certain payments, transfer certain assets, as well as cancel any and all loan agreements entered into by the Company and the Employee and extend the period during which certain Company stock options held by the Employee may be exercised, as more fully described below;

WHEREAS, Employee desires to accept such payments and transfers, as well as, the cancellation of any and all loan agreements entered into by the Company and the Employee and the extension of the period for the exercisability of his stock options, in return for a general release of any claims which the Employee may have against Company.

NOW, THEREFORE, the Parties hereto agree as follows:

Article 1. The Company and the Employee hereby agree that the total payments and transfers (the “Payments”) to be paid by the Company to the Employee shall be as follows: (a) the Company shall pay Employee FIFTY FIVE THOUSAND EIGHT HUNDRED FORTY ONE AND 66/100 (US$55,841.66) less any applicable withholding taxes, divided into seven (7) equal semi-monthly installment payments paid in accordance with standard Company payroll practice with the first payment to be made on April 15, 2003; (b) the Company shall pay the accrued vacation due to the Employee in the total and exclusive amount of FIVE THOUSAND THREE HUNDRED SEVEN DOLLARS AND SEVENTY-FIVE CENTS (US$5,307.75) less any applicable withholding taxes, to be paid in one-lump sum payment on the Effective Date; (c) the Company hereby transfers to Employee the Company provided Dell Latitude LS Laptop (serial number DELL LBL P/N 59DMF A00) with applicable accessories including software bundled with the laptop but excluding software licensed to the Company; (d) the Company hereby transfers to Employee the Company provided Motorola Timeport cellular phone with applicable accessories and the Company shall be responsible for all cell phone bills (under the calling plan currently in place) for a period of six (6) calendar months commencing as of the Effective Date provided that substantially all calls are made for business related to the Company and Employee provides a monthly description of such calls; (e) the Company shall provide (at its expense) Employee COBRA medical coverage and group life insurance consistent with your current level of coverage for you and your dependents for a period of six (6) calendar months commencing as of the Effective Date, with the Company being responsible for all applicable taxes with respect thereto (after such six-month period, Employee may elect to continue COBRA at his own expense pursuant to applicable law); (f) the 300,000 stock options exercisable at US$3.00 per share of the Company’s common stock which were granted to Employee under the IFX Corp. Employee Stock Option Plan on November 1, 1998 are hereby fully vested. Such options must be exercised within five (5) years from the Effective Date hereof or such options will be forfeited (all other terms of such option plan shall continue to apply to such options); (g) the 128,924 stock options exercisable at US$8.75 per share of the Company’s common stock which were granted to Employee under the IFX Corp. Employee Stock Option Plan on January 1, 2000 are hereby fully vested. Such options must be exercised within five (5) years from the Effective Date hereof or such options will be forfeited (all other terms of such option plan shall continue to apply to such options); (h) the 171,076 stock options exercisable at US$8.75 per share of the Company’s common stock which were granted to Employee under the IFX Corp. Employee Stock Option Plan on June 12, 2000 are hereby fully vested. Such options must be exercised within five (5) years from the Effective Date hereof or such options will be forfeited (all other terms of such option plan shall continue to apply to such options); (i) the 8,500 stock options exercisable at US$3.50 per share of the Company’s common stock which were granted to Employee under the IFX Corp. Employee Stock Option Plan on May 1, 2001 are hereby fully vested. Such options must be exercised within five (5) years from the Effective Date hereof or such options will be forfeited (all other terms of such option plan shall continue to apply to such options); (j) the vested right to receive 11,667 shares of Employer’s Series E Preferred Stock on the terms and subject to the conditions set forth in Section 2.2(g) of the Employment Agreement, less applicable withholding, and the vested right to receive 24,300 shares of Employer’s Series E Preferred Stock on the terms and subject to the conditions set forth in Section 2.5(d)(vi) of the Employment Agreement, less applicable withholding; (k) the 125,000 stock options exercisable at US$1.20 per share of the Company’s Series D Preferred Stock that were granted on October 31, 2002, are hereby fully vested and must be exercised within five (5) years from the Effective Date hereof or such options will be forfeited; all other terms applicable to such options as set forth in Exhibit A to the Employment Agreement shall continue to apply to such options; (l) the continuing right to receive a Targeted Bonus when and if payable on the terms and subject to the conditions set forth in Section 2.2(c) and (d) of the Employment Agreement in the event of a Liquidity Event which occurs within five (5) years from the date hereof (notwithstanding the 90-day period referred to therein); provided, that such right and the terms and conditions related thereto are subject to revision and/or termination by the Company in its sole discretion provided that such revision and/or termination affects all participants in such bonus pool on an equal basis; provided, further, that in the case of revision by the Company of the Targeted Bonus Pool, Employee will participate in the same percentage (24.75%) in any revised Targeted Bonus pool as if the Targeted Bonus pool set forth in Section 2.2 (c) and (d) of the Employment Agreement, were still in effect, so long as UBS Capital (or any of its affiliates) continues to have the voting power and/or contractual right to designate a majority of the Company’s Board of Directors; and (m) certain loans in the principal amount of $30,000 (plus interest accrued thereon) owed by Employee to the Company are hereby cancelled. In connection with the cancellation, the Company shall file an IRS Form W-2 reflecting the loan cancellation and Employee agrees to remit to the Company in cash the amount of the applicable withholding tax in connection with the cancellation as a precondition to such cancellation.

Article 2. Employee hereby agrees and acknowledges that the above Payments represent the only payments of any kind that he is entitled to receive from the Company, or any other Company affiliate (other than Tutopia.com, Inc.), including without limitation UBS Capital LLC and UBS Capital Americas III, L.P., subsidiary, officer, director, employee, agent, successor, assign, attorney or related company or person (hereinafter collectively referred to as the “IFX Parties”) in relation to the Services or to any other service provided by the Employee (or any company or person related to the Employee) to the IFX Parties. Company and Employee agree that in the event of any conflict between this Agreement and the Employment Agreement or any other agreement between Employee and the Company (including but not limited to any stock option), the terms of this Agreement shall be controlling.

Article 3. Consequently, Employee hereby generally releases and forever and irrevocably discharges all and each of the IFX Parties from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that he ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy from the beginning of time until the Effective Date hereof. Without limiting the generality of the foregoing, it being the intention of the parties to make this Payment and Release Agreement as broad and as general as the law permits, this Payment and Release Agreement specifically includes any and all subject matter and claims arising from any alleged violation by the IFX Parties under Rule 10b-5 of the Securities Act of 1933, as amended (15 U.S.C. § 78j(b)); the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981); the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Americans with Disabilities Act; the Family and Medical Leave Act;

the Equal Pay Act; Executive Order 11246; Executive Order 11141; and any other statutory claim, employment or other contract or implied contract claims (including, but not limited to, any claims arising under the Employment Agreement, or any stock option agreement between the Company and Employee), or common law claim for fraud, wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, or invasion of privacy arising out of or involving his employment with the Company, the termination of his employment with the Company, or involving any continuing effects of his employment with the Company or termination of employment with the Company. Employee further acknowledges that he is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action which are unknown to the releasing or discharging party at the time of execution of the release and discharge. Employee hereby expressly waives, surrenders and agrees to forego any protection to which he would otherwise be entitled by virtue of their existence. Further, Employee hereby waives any legal, civil, criminal, administrative or any other type of action, whether contractual, tort, legal or otherwise, that Employee (or any of his heirs, successors, assigns or affiliates) may have against any of the IFX Parties.

Execution of this Agreement by Employee operates as a complete bar and defense against any and all of Employee’s claims against the IFX Parties, including but not limited to the Company. If Employee should hereafter assert any of Employee’s Claims in any action or proceeding against the IFX Parties, in any forum, the Agreement may be raised as and shall constitute a complete bar to any such action or proceeding and the IFX Parties shall be entitled to recover from Employee all costs incurred, including attorneys’ fees, in defending against any such action or proceeding.

To the fullest extent permitted by law, Employee agrees not to lodge any formal or informal complaint in court, with any federal, state or local agency or any other forum, including without limitation arbitration in any jurisdiction, arising out of or related to Employee’s claims or Employee’s employment by or performance of services to or on behalf of the Company or any of the other IFX Parties or the termination of that employment or other services, or for any other reason. Employee hereby represents and warrants that he has brought no charge, complaint, action, claim or proceeding against any the Company or any of the other IFX Parties in any jurisdiction or forum. Employee further represents, warrants and agrees that he has not in the past and will not in the future assign any of Employee’s Claims to any person, corporation or other entity.

Article 4. Employee acknowledges and agrees that notwithstanding the termination of the employment relationship, the provisions of the Employment Agreement set forth in Attachment A hereto remain in full force and effect; provided that the non-competition covenant provided for in Section 3.3 shall apply through July 31, 2003.

Article 5. The Employee agrees that neither the Employee, nor anyone acting by, through, or in concert with the Employee, shall (i) disparage, harass or defame the Company, its affiliates, predecessors or successors or any of its past and present officers, directors, stockholders, board members, partners, bankers, analysts, members, agents and employees or the Company’s business practices, operations or personnel policies and practices to any of the Company’s customers, clients, competitors, suppliers, investors, directors, consultants, employees, former employees or the press or other media in any country, or (ii) engage in any contact with the media with respect to the Company or its affiliates, employees, stockholders, partners or directors without the prior written consent of the Company. Requests for consent shall be directed to the Company’s General Counsel. The Company agrees that neither it, nor anyone acting by, through, or in concert with it, shall disparage or otherwise communicate negative statements or opinions about the Employee. “Disparagement” means all statements, written or oral, public or private that can be accurately demonstrated in fact to be attributable to Employee or the Company (as applicable).

Each Party agrees and acknowledges that the covenants and promises of this Article constitute a material and significant part of the consideration received by the other Party in exchange for its obligations under this Agreement and that any breach hereunder will constitute a material breach of this Agreement.

Article 6. This Release Agreement shall be governed by and construed in accordance with the laws of the State of Florida, USA.

Article 7. This Release Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Article 8. In signing this Agreement, Employee acknowledges that: (a) He has read and understands this Agreement and has been given the opportunity to consult with an attorney before signing this agreement; (b) He has signed this Agreement voluntarily, and understands that this Agreement contains a full and final release of all of his claims; and (c) This Agreement is not made in connection with an exit incentive or other employee termination program offered to a group or class of employees.

IN WITNESS WHEREOF, each of the Parties have executed this Release Agreement or caused to be executed by its duly authorized officer or legal representative, as of the date written above.

COMPANY:		EMPLOYEE:

IFX CORPORATION

By:	/s/ MICHAEL SHALOM	By:	/s/ JOEL EIDELSTEIN
	Michael Shalom		Joel Eidelstein
CEO

April 10, 2003		April 10 , 2003

ATTACHMENT A

ARTICLE III

COVENANTS AND AGREEMENTS

3.1 Records and Confidential Data.

(a) Employee acknowledges that, in connection with the performance of his duties hereunder, Employer and its Affiliates will make available to Employee, and/or Employee will have access to, certain Confidential Information (as defined below) of Employer and its Affiliates. Employee acknowledges and agrees that any and all Confidential Information learned or obtained by Employee during the course of his employment by Employer or otherwise, whether developed by Employee alone or in conjunction with others or otherwise, shall be and is the property of Employer and its Affiliates. Employee shall keep all Confidential Information confidential and shall not use any Confidential Information in any manner other than in connection with Employee’s discharge of his duties hereunder.

(b) Following the first to occur of the termination of Employee’s employment hereunder, or as soon as reasonably possible after Employer’s written request, Employee shall return to Employer all written Confidential Information which has been provided to Employee and Employee shall destroy all copies of any analyses, compilations, studies or other documents prepared by Employee or for Employee’s use containing or reflecting any Confidential Information. Within five business days after receipt of such request by Employee, Employee shall, upon written request of Employer, deliver to Employer a notarized document certifying that such written Confidential Information has been returned or destroyed in accordance with this Section 3.1(b).

(c) For purposes of this Agreement, “Confidential Information” shall mean all confidential and proprietary information of Employer and/or its Affiliates, including, without limitation, confidential and proprietary information that is derived from or regarding reports, investigations, experiments, research, trade secrets, work in progress, web site drawing, designs, plans, proposals, requests for proposals, bids, codes, marketing and sales programs, acquisition targets or strategies, information regarding subscribers or web site viewers, client lists, client mailing lists, supplier lists, financial projections, cost summaries, payor information, pricing formulae, marketing studies relating to prospective business opportunities and all other confidential and proprietary materials or information prepared for or by Employer and/or any of its Affiliates. For purposes of this Agreement, Confidential Information shall not include and Employee’s obligations under this Section 3.1 shall not extend to (i) information which is generally available to the public, (ii) information obtained by Employee from Persons not under agreement to maintain the confidentiality of the same, and (iii) information which is required to be disclosed by law or legal process (after giving Employer prior written notice thereof and an opportunity to contest such disclosure).

3.2 Inventions and Other Matters.

(a) Employee agrees that all, inventions, discoveries or improvements made during the period of Employee’s employment with Employer, including, without limitation, computer software (including source code, operating systems and specifications, data, data bases, files documentation and other materials related thereto), HTML or other scripts, web site designs, art work, visual images, programming code and programs, processes, uses, apparatuses, specialized information relating in any way to or that is useful in the business or products of Employer or Employer’s actual or demonstrably anticipated research or development, designs or compositions of any kind that Employee, individually or with others, may originate or develop while employed by Employer (collectively, “Inventions”), belong to and shall be the sole property of Employer and constitute ————— and shall constitute works specially ordered or commissioned as “works made for hire” under the United States Copyright Act and other applicable law. Without limiting the foregoing, Employee hereby assigns and transfers to Employer all rights of whatever nature that Employee may have, including, without limitation, any patent, trade secret, trademark or service mark rights (and any goodwill appurtenant thereto), any rights of publicity and any right, title and interest in any copyright and any right that may affix under any copyright law now or hereinafter in force and effect in the United States of America or in any other country or countries, in and to any Invention. Employee acknowledges and agrees that Employer shall have the royalty-free right to use in its businesses, and to make and sell products, processes, programs, systems designs, methods, formulas, apparatus, techniques, and services derived from any Inventions (whether or not patentable or copyrightable), as well as all improvements thereof or know-how related thereto. The provisions of this Section 3.2 shall survive termination of this Agreement for any reason.

(b) For purposes of this Agreement, an Invention shall be deemed to have been “made during the period of Employee’s employment” if, during such period, the Invention was conceived, in part or in whole, or first actually reduced to practice. Employee agrees that any patent, copyright or trade mark application (i) covering intellectual property that relates to services performed by Employee hereunder or that is applicable to those products or services of Employer that were within the scope of Employee’s responsibilities hereunder, and (ii) that is filed by or for the benefit of Employee or any of his Affiliates within one (1) year after termination of Employee’s employment shall be presumed to relate to an Invention made during the term of his employment and Employee shall have the burden of proof to prove otherwise.

(c) This Section 3.2 shall not apply to an Invention for which no equipment, supplies, facilities or Confidential Information (as defined below) of Employer was used and that was developed entirely on Employee’s own time, unless (i) the invention relates or is applicable to the services performed by Employee hereunder or that is applicable to those services or products of Employer that were within the scope of Employee’s responsibilities hereunder, or (ii) results from any work relating to the Business that was performed, caused to be performed, or supervised by Employee for or on behalf of Employer.

(d) Employee agrees, without further consideration, to (i) promptly disclose each such Invention to Employer, to Employee’s immediate supervisor and to such other individuals as Employer may direct, (ii) execute and to join others in executing such applications, assignments and other documents as may be necessary or convenient to vest in Employer, or its designee, full title to each such Invention and as may be necessary or convenient to obtain United States and foreign patents and copyrights thereon, to the extent Employer may so choose in its sole discretion, (iii) testify in any legal proceeding relative to such Invention whenever requested to do so by Employer, and (iv) furnish all facts relating to such Inventions or the history thereof.

(e) Employee agrees that he will not at any time, except as authorized or directed by Employer, publish or disclose any information or knowledge concerning any Inventions.

3.3 Non-Competition.

(a) Employer and Employee recognize that Employee has been retained to occupy a position of trust that constitutes part of the professional, management and executive staff of Employer. Employee, for and in consideration of the payments, rights and benefits provided herein, agrees that so long as he is employed by Employer and, if Employer terminates Employee’s employment for Cause, in the event of an Involuntary Termination or if Employee terminates his employment with Employer for any reason other than pursuant to an Involuntary Termination, then during the period of time that Employee is receiving cash severance payments under Section 2.5(d)(ii) or 2.5(e), Employee shall not (i) work or act as an officer or director of or compensated consultant to, (ii) assist, (iii) own, directly or through any Affiliate or joint venture, a 10% or greater interest in, or (iv) make a financial investment (other than a passive, economic investment), whether in the form of equity or debt, in any business that is directly competitive with the Business in the United States, Latin America or in any other market in which Employer is conducting the Business at the time Employee’s employment with Employer is terminated.

(b) Notwithstanding the foregoing, nothing herein shall prohibit Employee from holding ten percent (10%) or less of any class of voting securities of any entity whose equity securities are listed on a national securities exchange or regularly traded in the over-the-counter market and for which quotations are readily available on the National Association of Securities Dealers Automated Quotation system.

(c) If Employer terminates Employee’s employment for Cause or if Employee terminates his employment with Employer for any reason other than pursuant to an Involuntary Termination, then for a period of one (1) year thereafter, Employee shall promptly notify Employer of each employment or agency relationship entered into by Employee, and each corporation, proprietorship or other entity formed or used by

Employee, the business of which is directly competitive with the Business. The provisions of this Section 3.3 shall survive termination of this Agreement for any reason.

3.4 Non-Solicitation and Non-Interference.

(a) Employee acknowledges that Employer has invested substantial time and effort in assembling its present staff of personnel. Employee agrees that so long as he is employed by Employer and then for a period of one (1) year thereafter, Employee shall not, directly or indirectly, employ, solicit for employment, or advise or recommend to any other Person that such other Person employ or solicit for employment, any of Employer’s employees or recommend to any employee of Employer that he/she cease to be employed by Employer; provided that the restrictions set forth in the immediately preceding sentence shall not apply to any solicitation directed at the public in general e.g., advertisements in publications of general circulation, etc. or to inquiries for employment that were unsolicited, directly or indirectly, by Employee.

(b) Employee acknowledges that all customers of Employer, which Employee has serviced or hereafter services during Employee’s employment by Employer and all prospective customers from whom Employee has solicited or may solicit business while in the employ of Employer, shall be solely the customers of Employer. Employee agrees that so long as he is employed by Employer and for a period of one (1) year thereafter, Employee shall not either directly or indirectly solicit business, as to products or services competitive with the Business, from any of Employer’s customers with whom Employee had contact during his employment with Employer.

(c) Employee agrees that so long as he is employed by Employer and for a period of one (1) year thereafter, Employee shall not, directly or indirectly, (i) intentionally disrupt or attempt to disrupt or terminate any relationship between Employer and any of its Business suppliers, clients or employees, or (ii) disparage, malign or discredit the name or reputation of Employer to any customers, clients or suppliers of the Business. Employee agrees that for so long as he is employed by Employer and for a period of one (1) year thereafter, he will not influence or attempt to influence any of the customers or clients of Employer to cease doing business with Employer.

3.5 Restrictions Reasonable. Employee agrees that the restrictions contained in Sections 3.3 and 3.4 are reasonable as to time and geographic scope because of the nature of the Business and Employee agrees, in particular, that the geographic scope of this restriction is reasonable because companies in the same industry as the Business compete on an international basis. Employee acknowledges that Employer is in direct competition with all other companies that provide services and products similar to the Business products and services throughout the United States and Latin America and, because of the nature of the Business, Employee expressly agrees that the covenants contained in Sections 3.3 and 3.4 cannot reasonably be limited to any smaller geographic area. The provisions of Sections 3.3 and 3.4 shall survive termination of this Agreement for any reason.

3.6 Prior Obligations. Employee represents and warrants that (a) Employee has no obligation of confidence or other commitments to any previous employer or any others that conflict with this Agreement or restrict Employee’s field of activities, and (b) no other agreement to which Employee is subject will conflict with, prevent, be breached by, interfere with or in any manner affect the terms and conditions of this Agreement.

3.7 Injunctive Relief. Employee acknowledge that damages would be an inadequate remedy for Employee’s breach of any of the provisions of Sections 3.1, 3.2, 3.3 and/or 3.4 of this Agreement, and that breach of any of such provisions will result in immeasurable and irreparable harm to Employer. Therefore, in addition to any other remedy to which Employer may be entitled by reason of Employee’s breach or threatened breach of any such provision, Employer shall be entitled to seek and obtain a temporary restraining order, a preliminary and/or permanent injunction, or any other form of equitable relief from any court of competent jurisdiction restraining Employee from committing or continuing any breach of such Section, without the necessity of posting a bond. It is further agreed that the existence of any claim or cause of action on the part of Employee against Employer, whether arising from this Agreement or otherwise, shall in no way constitute a defense to the enforcement of the provisions of Sections 3.1, 3.2, 3.3 and/or 3.4 of this Agreement.

3.8 Subordination.

(a) If a Bankruptcy Event (as defined below) shall occur, then Employee agrees that all payments due to or claims (the “Subordinated Claims”) of Employee arising from or in connection with the termination of Employee’s employment with Employer for any reason, including without limitation the right to receive payments under Section 2.5(d)(ii), Section 2.5(d)(iii) or Section 2.5(e), whether accrued or arising in the future, shall be subordinated in payment and priority to all payments due or to become due under the Convertible Notes (as defined below) to the Holders (as defined below). For purposes of this Agreement, a “Bankruptcy Event” shall mean any dissolution, winding up, liquidation, readjustment, reorganization, or other similar proceeding relating to Employer or its assets, whether voluntary or involuntary, partial or complete, and whether in bankruptcy, insolvency or receivership, or upon an assignment for the benefit of creditors, or any other marshalling of the assets and liabilities of Employer.

(b) “Convertible Notes” shall mean those certain Convertible Promissory Notes issued on the date hereof to UBS (or, with respect to ROF/IFX, LLC, a convertible promissory note issued as Qualified Financing Securities with respect to that Convertible Promissory Note issued to ROF/IFX, LLC on September 9, 2002), including any amendments, extensions, modifications or consolidations of such Convertible Promissory Notes and including convertible notes evidencing up to an additional $3.1 million in principal amount of convertible indebtedness which may be issued with the consent of UBS on substantially the same terms as such Convertible Promissory Notes on or before September 1, 2003 (holders of Convertible Notes to be referred to herein as the “Holders”). The Holders shall not be prejudiced in their rights under this Section 3.8 by any act or failure to act of the Holders or delay in the exercise of any right or remedy, and no such failure to act or delay shall preclude any further exercise of such rights by

Holders, nor shall any modification of this Section 3.8 by Employer and Employee be binding upon the Holders except as expressly set forth in a writing signed and delivered on behalf of those Holders holding a majority of the outstanding principal amount of the Convertible Notes. This Section 3.8 shall inure to the benefit of the Holders and their respective successors and assigns who shall be third party beneficiaries hereof.

(c) Without limiting the foregoing or any other provision hereof, if a Bankruptcy Event shall occur then: (a) Employer may not make and Employee may not receive, directly or indirectly, make any payment, whether in cash, property, securities or otherwise, in respect of any Subordinated Claims unless and until all amounts owing to the Holders under or pursuant to the Convertible Notes have been indefeasibly paid in full in immediately available funds and (b) upon any subsequent distribution of assets of Employer: (i) the Holders shall first be entitled to receive indefeasible payment in full in immediately available funds of all amounts owing to the Holders under or pursuant to the Convertible Notes (including, without limitation, interest accruing after the occurrence of any Bankruptcy Event, whether or not such interest is an allowed claim against Employer) before Employee is entitled to receive any payment, whether in cash, property or securities, in respect of any amount owing under or pursuant to the Subordinated Claims, and (ii) any payment or distributions of assets of Employer of any kind or character, whether in cash, property or securities, to which Employee would be entitled in respect of the Subordinated Claims except for the provisions hereof, shall be paid by the liquidating trustee or agent or other person or entity making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to the Holders (in such manner as a majority in principal amount shall so direct) for application to amounts owing to the Holders under or pursuant to the Convertible Notes until indefeasibly paid in full in immediately available funds. In the event that notwithstanding the foregoing Employer shall make any payment to Employee in respect of Subordinated Claims or Employee shall receive any payment in respect of Subordinated Claims at a time when such payment is not permitted pursuant to the foregoing, such payment shall be held by Employee in trust for the benefit of, and shall be paid forthwith over and delivered to, the Holders (in such manner as a majority in principal amount shall so direct) for application to amounts owing to the Holders under or pursuant to the Convertible Notes until indefeasibly paid in full in immediately available funds. In any bankruptcy, insolvency or similar proceeding with respect to Employer after the occurrence of a Bankruptcy Event, Employee irrevocably authorizes the Holders (acting with the consent of Holders holding a majority in principal amount of the Convertible Notes): (i) to prove and enforce any claims of Employee in respect of obligations owed by Employer to Employee which are Subordinated Claims either in the name of the Holders or in the name of Employee as the attorney-in-fact of Employee; (ii) to vote claims comprising obligations owed by Employer to Employee which are Subordinated Claims and to accept or reject on behalf of Employee any plan proposed in connection with such proceeding; (iii) to accept and execute receipts for any payment or distribution made with respect to any and all obligations owed by Employer to Employee which are Subordinated Claims; (iv) to take action and to execute any instruments necessary to effectuate the foregoing either in the name of the Holders or in the name of Employee as its attorney-in-fact. Notwithstanding the rights and remedies available to Employee under this Agreement, at law, in equity or otherwise, Employee agrees that following the occurrence of a Bankruptcy Event Employee will not, and will not be entitled to, exercise any Remedy (as defined below) against Employer in respect of Subordinated Claims. “Remedy” shall mean and include the taking of any action by Employee to enforce the obligations of Employer in respect of the Subordinated Claims or to collect payment of any amount owing in respect of the Subordinated Claims, including, without limitation, the commencement of any judicial, arbitral or other action or proceeding (including, without limitation, any bankruptcy, insolvency or similar proceeding) against Employer or the joining in any such action or proceeding.

3.9 Directors and Officers Insurance. Employer agrees to use reasonable commercial efforts to modify its existing directors and officers insurance policies (the “Policies”) to provide that reimbursement of expenses or other payments to be made by the insurer under the applicable Policy to or for the benefit of directors or officers is paid directly to the applicable officer or director and not to Employer and shall further provide that Employer shall not be a named insured under such Policies. In addition, the Employer agrees to use commercially reasonable efforts to maintain officers and directors insurance policies on terms substantially similar to those of the Policies during the period during which the Employee is a director or officer of the Employer and for a period of no less than two (2) years thereafter. Notwithstanding the foregoing, the obligations set forth in this Section 3.9 shall be subject to the condition that compliance therewith does not substantially increase the aggregate cost of directors and officers insurance above the current aggregate cost of the Policies or reduce the scope of coverage below the current scope covered under the Policies. In the event that the Employer is no longer a public company, then, notwithstanding the foregoing, the Employer shall be entitled to terminate and/or reduce the scope of director and officer insurance coverage to that which is customary for similarly situated private companies that previously were public companies.